UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2011

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-235332	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (321) 452-3545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 22, 2011, Sanswire Corp. (the “Company”) entered into a Settlement Agreement (the “Agreement”) with TAO Technologies GmbH (“TAO”), Dr. Bernd-H Kroeplin (“Kroeplin”) and Global Telesat Corp (“GTC” and together with the Company, Tao and Kroeplin, the “Parties”) pursuant to which the Parties agreed to, amongst other things, the following:
•	To terminate all existing agreements between the Parties (the “Old Agreements”);
•	That TAO and Kroeplin are to keep all cash and shares of the Company’s Common Stock previously paid to them and that the Company is to ship back to TAO the old STS 111 (SD34) airship;
•	To discharge $2,474,753 in debt owed by the Company under the Old Agreements;
•	To cooperate to wind down and dissolve the joint venture, Sanswire-TAO Corp., which was formed on June 8, 2008;
•	To negotiate the potential terms of a revised relationship among the Parties for the next 60 days;
•	To a mutual non-disparagement clause and a mutual release and covenant not to sue for any claim related to the Old Agreements and for any claim that may exist currently;
•
The Company warranted that to its knowledge, it is not using any trade secret rights of TAO or Kroeplin and that it will not intentionally develop products that use any trade secret rights of TAO or Kroeplin, nor will it intentionally infringe any patent of TAO or Kroeplin in any country where such patent is valid; and

•	That the Parties will not use the name, logo or trademarks of any of the Parties in any commercial activity or promotional or advertising materials, including on its website.

The foregoing information is a summary of the Agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the Agreement for a complete understanding of the terms and conditions associated with this transaction.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description

10.1	Settlement Agreement, dated March 22, 2011, by and among Sanswire Corp., TAO Technologies GmbH, Dr. Bernd-H Kroeplin and Global Telesat Corp.

99.1	Press Release dated March 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanswire Corp.
(Registrant)

Date: March 28, 2010	/s/ Glenn D. Estrella
By: Glenn D. Estrella
Title: President and Chief Executive Officer